UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Shore Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SHORE BANCSHARES, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Shore Bancshares, Inc. (the “Company”) will be held at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 23, 2008, for the following purposes:

1.	To elect five Class II directors to serve until the 2011 Annual Meeting.

2.	To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm for fiscal year 2008.

3.	To transact any other business that may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 13, 2008 will be entitled to notice of and to vote at the meeting. This Proxy Statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2007.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose. Whether you own a few or many shares, your proxy is important in fulfilling this requirement. To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors,

W. Moorhead Vermilye
President and CEO

March 26, 2008

18 East Dover Street, Easton, Maryland 21601
410-822-1400 / Fax 410-820-4238

[THIS PAGE INTENTIONALLY LEFT BLANK]

SHORE BANCSHARES, INC.
18 East Dover Street
Easton, Maryland 21601

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Shore Bancshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2008 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on Wednesday, April 23, 2008, at 11:00 a.m., local time, at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601, and at any adjournments thereof. The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone or by electronic means, and may arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company. The approximate date on which this Proxy Statement and attached form of proxy are being mailed to stockholders is March 26, 2008.

At the Annual Meeting, stockholders will be asked to elect five directors to serve until the 2011 Annual Meeting of Stockholders. Holders of record at the close of business on March 15, 2008 (the “Record Date”) of outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the meeting. As of the Record Date, the number of shares of outstanding Common Stock entitled to vote is 8,395,450 shares. Each share is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. Directors are elected by a plurality of all votes cast at the Annual Meeting, so the withholding of a vote, an abstention and a broker non-vote will have no impact on the outcome of the vote on Proposal 1, as described in this Proxy Statement, but all of the foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business. All other matters to be acted upon by stockholders, including Proposal 2, as described in this Proxy Statement, are decided by a majority of all votes cast at the Annual Meeting on that matter. Abstentions and broker non-votes with respect to any such other matter are included for purposes of determining the presence of a quorum but are not included in calculating votes cast with respect to such matter.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card. If no direction is given, the proxy will be voted for the election of all director nominees named in Proposal 1, for the ratification of the appointment of the Company’s independent registered public accounting firm named in Proposal 2, and in the discretion of the proxies as to any other matter that may properly come before the meeting.

A stockholder may revoke the proxy at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to W. Moorhead Vermilye, President and CEO of the Company, at the Company’s address or at the meeting. The Company’s address is 18 East Dover Street, Easton, Maryland 21601 (410-822-1400).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 3, 2008 relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of the Company’s directors, director nominees, and named executive officers (as defined below); and (iii) all directors and executive officers of the Company as a group; and includes all shares of Common Stock that may be acquired within 60 days of March 3, 2008. The address of each of the persons named below is the address of the Company except as otherwise indicated.

Name	Number of Shares Beneficially Owned		Percent of Class Beneficially Owned
Directors, Nominees and Named Executive Officers

Herbert L. Andrew, III	88,124	(1)	1.05%
Blenda W. Armistead	9,643	(2)	*
Lloyd L. Beatty, Jr.	18,629	(3)	*
Paul M. Bowman	7,362	(4)	*
William W. Duncan, Jr.	8,783	(5)	*
Thomas H. Evans	2,619		*
Mark M. Freestate	10,162	(6)	*
Richard C. Granville	147,299		1.75%
W. Edwin Kee, Jr.	3,306	(7)	*
Susan E. Leaverton	22,432	(8)	*
Neil R. LeCompte	3,929	(9)	*
Jerry F. Pierson	9,004	(10)	*
Christopher F. Spurry	18,150	(11)	*
F. Winfield Trice, Jr.	3,279		*
W. Moorhead Vermilye	165,864	(12)	1.98%

All Directors/Executive Officers as a Group (16 Persons)	522,087	(13)	6.22%

5% Stockholders Nicholas F. Brady PO Box 1410 Easton, MD 21601	519,696	(14)	6.19%

Total	1,041,783		12.41%

*	Amount constitutes less than 1%.
Notes:
(1)	Includes 82,905 shares held as tenants in common by Herbert L. Andrew, III and Della M. Andrew.
(2)
Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; 1,770 shares held by Bruce C. Armistead, as custodian for a minor child; and exercisable options to acquire 300 shares.

(3)	Includes 7,930 shares held jointly with Nancy W. Beatty; and 855 shares held individually by Nancy W. Beatty.

(4)
Includes 1,438 shares held individually by Elaine M. Bowman; 1,462 shares held jointly by Thelma B. Gaines and Paul M. Bowman; 645 shares held by Elaine M. Bowman under an Individual Retirement Account arrangement; and exercisable options to acquire 2,250 shares.

(5)	Includes 500 shares held jointly by William W. Duncan and Diana L. Duncan.
(6)	Includes exercisable options to acquire 1,800 shares.
(7)	Includes 3,306 shares held jointly by W. Edwin Kee, Jr. and Deborah D. Kee.
(8)
Includes 300 shares held by Susan E. Leaverton, as custodian for two minor children; 3,607 shares held by Keith R. Leaverton under an Individual Retirement Account arrangement; and exercisable options to acquire 2,250 shares.

(9)	Includes exercisable options to acquire 800 shares.
(10)	Includes 1,512 shares held jointly by Jerry F. Pierson and Bonnie K. Pierson; and exercisable options to acquire 2,250 shares.
(11)
Includes 8,452 shares held jointly with Beverly B. Spurry; 300 shares held individually by Beverly B. Spurry; and 447 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.

(12)	Includes 2,958 shares held individually by Sarah W. Vermilye; and exercisable options to acquire 4,500 shares.
(13)	Includes exercisable options to acquire 1,337 shares not disclosed above.
(14)
Includes 5,387 shares held in a defined benefit pension plan of which Nicholas Brady is the plan administrator and co-trustee, 18,806 shares owned by a foundation of which Nicholas Brady and his spouse are trustees, 9,300 shares owned by Nicholas Brady’s spouse, and 12,825 shares owned by two trusts of which Nicholas Brady’s spouse serves as trustee.

ELECTION OF DIRECTORS (Proposal 1)

The number of directors constituting the Board of Directors is currently set at 14. Directors have been divided into three classes with respect to the time for which the directors may hold office. Directors are elected to three-year terms, and one class of directors expires each year. In accordance with the Company’s organizational documents, the terms of directors of Class II expire this year, the terms of directors of Class III expire in 2009, and the terms of directors of Class I expire in 2010. In all cases, directors are elected until their successors are duly elected and qualify.

Stockholders will be asked to vote for a total of five director nominees at this year’s Annual Meeting. Each of the previously-elected incumbent directors is standing for reelection. In addition, F. Winfield Trice, Jr., who was elected by the Board to serve as a director on August 9, 2007, is standing for election. Mr. Trice was recommended for original election by the Company’s CEO. Information about these director nominees, including their names, ages as of the Record Date, and principal occupations and business experience for the past five years, is set forth below.

NOMINEES FOR CLASS II DIRECTORS (Terms expire in 2011)
Name	Age	Principal Occupation and Business Experience
Herbert L. Andrew, III	71	Mr. Andrew has served as a director of the Company since December 2000 and as a director of The Talbot Bank of Easton, Maryland (“Talbot Bank”) since 1977. He is a farmer.

Blenda W. Armistead	56	Ms. Armistead has served as a director of the Company since 2002 and as a director of Talbot Bank since 1992. She is an investor.

Mark M. Freestate	55
Mr. Freestate has served as a director of the Company since 2005, and previously as a director from 1996 to 2000. He has served as a director of The Centreville National Bank of Maryland (“Centreville National Bank”) since 1984. He currently serves as Vice President of The Avon-Dixon Agency, LLC (“Avon-Dixon”), a wholly owned subsidiary of the Company.

Neil R. LeCompte	67
Mr. LeCompte has served as a director of the Company since 1996 and as a director of Centreville National Bank since 1995. He is a Certified Public Accountant in the Accounting Office of Neil R. LeCompte.

F. Winfield Trice, Jr.	53
Mr. Trice has served as a director of the Company since August 9, 2007 and as a director of Centreville National Bank since June 19, 2007. He currently serves as President and CEO of Centreville National Bank, a position he has held since June 4, 2007. From 1997 until his appointment with Centreville National Bank, Mr. Trice served as the Executive Vice President and Senior Lending Officer of Mercantile Peninsula Bank, located in Salisbury, Maryland.

The Board of Directors Recommends that you vote FOR ALL NOMINEES named above.

The following tables provide information about the directors of the other classes whose terms do not expire in 2008, including their names, ages as of the Record Date, and principal occupations and business experience for the past 5 years.

CLASS III DIRECTORS (Terms expire in 2009)
Name	Age	Principal Occupation and Business Experience
Lloyd L. Beatty, Jr.	55
Mr. Beatty has served as a director of the Company since December 2000 and as a director of Talbot Bank since 1992. He currently serves as Executive Vice President and Chief Operating Officer of the Company, a position he has held since August 2007. Previously and since July 2006 Mr. Beatty served as Vice President and Chief Operating Officer of the Company. From October 2004 until July 2006, Mr. Beatty served as a Vice President of the Company. From October 2004 until October 2005, Mr. Beatty’s employment with the Company was on a part-time basis. Prior to October 2005, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP and President of Darby Advisors, Inc.

Paul M. Bowman	60
Mr. Bowman has served as a director of the Company since 1998 and as a director of Centreville National Bank since 1997. He served as a director of Kent Savings & Loan Association until Centreville National Bank acquired the financial institution on April 1, 1997. Mr. Bowman is an attorney in the Law Office of Paul M. Bowman.

W. Edwin Kee, Jr.	56
Mr. Kee has served as a director of the Company since May 2004 and as the Chairman of the Board of The Felton Bank (“Felton Bank”), a wholly owned subsidiary of the Company, since 1992. Between 1996 and 2004, Mr. Kee served as the Chairman of the Board of Midstate Bancorp, Inc. Mr. Kee is a professor at the University of Delaware, College of Agriculture, and the President of Kee’s Creek Farm.

Jerry F. Pierson	67
Mr. Pierson has been a director of the Company since 2003 and previously as a director from 1996 to December 2000. He has served as a director of Centreville National Bank since 1981 and is President of Jerry F. Pierson, Inc., a plumbing and heating contracting company.

W. Moorhead Vermilye	67
Mr. Vermilye has served as a director of the Company since December 2000 and as a director of Talbot Bank since 1977. He currently serves as President and CEO of the Company, a position he has held since December 2000. He served as President of Talbot Bank from 1988 until July 2006 and as Chief Executive Officer of Talbot Bank from 1993 until July 2006.

CLASS I DIRECTORS (Terms will expire in 2010)
Name	Age	Principal Occupation and Business Experience

William W. Duncan, Jr.	61
Mr. Duncan has served as a director of the Company and of Talbot Bank, a wholly owned subsidiary of the Company, since July 2006. He currently serves as President and Chief Executive Officer of Talbot Bank, a position he has held since July 2006. From 2004 until his appointment with Talbot Bank, Mr. Duncan served as the Chairman of Mercantile Eastern Shore Bank, located in Chestertown, Maryland. From 1982 to 2004, Mr. Duncan was President and Chief Executive Officer of St. Michaels Bank, located in St. Michaels, Maryland. Mr. Duncan served as a director of the Federal Reserve Bank of Richmond from 2001 through 2004, and currently serves as a director of Talbot Hospice Foundation, Inc.

Thomas H. Evans	58
Mr. Evans has served as a director of the Company since November 2004 and as a director of Felton Bank since July 2004. He currently serves as President and Chief Executive Officer of Felton Bank, a position he has held since February 2001.

Richard C. Granville	65	Mr. Granville has served as a director of the Company since December 2000. He also served as a director of Talbot Bank from 1994 until 2005. He is an investor.

Christopher F. Spurry	60
Mr. Spurry has served as a director of the Company since April 2004 and as a director of Talbot Bank since 1995. He is the President of Spurry & Associates, Inc. and currently serves as Chairman of the Board of the Company.

Board Committees

The Company’s Board of Directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee (the “Nominating Committee”), and a Personnel and Compensation Committee (the “Compensation Committee”), each of which is described below. The Board also has a Strategic Planning Committee.

The Company’s Executive Committee consists of Christopher F. Spurry, Chairman, Blenda W. Armistead, Lloyd L. Beatty, Jr., William W. Duncan, Thomas H. Evans, Richard C. Granville, F. Winfield Trice, Jr. and W. Moorhead Vermilye. Mr. Trice was appointed to the committee in August 2007. The

Executive Committee has the authority to exercise the powers of the Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board of Directors of the Company. The Executive Committee did not meet in 2007.

The Company’s Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Neil R. LeCompte, Chairman, Jerry F. Pierson, and Paul M. Bowman. The Board has determined that Mr. LeCompte qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”) in Item 401(h) of Regulation S-K. The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, performance and independence of the Company’s outside auditors, including whether satisfactory accounting procedures are being followed. During 2007, the Audit Committee held five meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company’s definitive Proxy Statement for the 2007 Annual Meeting of Stockholders. The charter is not available on the Company’s website.

The Company’s Compensation Committee is responsible for reviewing and recommending director and executive compensation to the full Board, recommending executive promotions to the full Board, and administering and making grants under the Company’s various compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed below under “Compensation Discussion and Analysis” and determines director compensation by periodically reviewing the compensation practice of peer group institutions. The members of the Compensation Committee are Christopher F. Spurry, Chairman, Herbert L. Andrew, III, Paul M. Bowman, and W. Edwin Kee, Jr. The Compensation Committee held six meetings in 2007. The Compensation Committee has a written charter, a copy of which was attached as Appendix B to the Company’s definitive Proxy Statement for the 2007 Annual Meeting of Stockholders. The charter is not available on the Company’s website.

The Company’s Nominating Committee consists of Blenda W. Armistead, Chairman, Herbert L. Andrew, III, Jerry F. Pierson and W. Edwin Kee, Jr., and is responsible for identifying qualified individuals for nomination to the Board Directors, considering candidates for nomination proposed by stockholders, recommending director nominees to the Board (see “Director Recommendations and Nominations” below), recommending directors for each Board committee, and recommending corporate governance guidelines to the Board. During 2007, the Nominating Committee held one meeting. The Nominating Committee has adopted a written charter, a copy of which was attached as Appendix C to the Company’s definitive Proxy Statement for the 2007 Annual Meeting of Stockholders. The charter is not available on the Company’s website.

Director Independence

Pursuant to The Nasdaq Stock Market’s listing standards (the “Nasdaq Listing Standards”), a majority of the Company’s directors must be “independent directors” as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Company’s Board of Directors has determined that Herbert L. Andrew, III, Blenda W. Armistead, Paul M. Bowman, Richard C. Granville, W. Edwin Kee, Jr., Neil R. LeCompte, Jerry F. Pierson, and Christopher F. Spurry are “independent directors”, and these independent directors constitute a majority of the Company’s Board of Directors. Each member of the Compensation Committee and of the Nominating Committee is an “independent director” as defined by Nasdaq Listing Standards Rule 4200(a)(15), and each member of the Audit Committee meets the independence standards of Nasdaq Listing Standards Rule 4350(d)(2).

Board Meeting Attendance

The Board of Directors held seven meetings in 2007. No incumbent director during the last full fiscal year attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors

(held during the period for which that person served as a director); and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Compensation

The following table provides information about the compensation paid to or earned by the Company’s directors during 2007 who are not named executive officers (as defined below). Information regarding directors who are also named executive officers is presented in the Summary Compensation Table below.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash ($)		Stock awards ($)(4)	Option awards ($) (4)	Non-equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) (5)-(9)	Total ($)
Mr. Andrew	22,700	(1)	-	-	-	-	9,374	32,074
Ms. Armistead	22,300	(1)	-	-	-	-	102	22,402
Mr. Bowman	20,800	(2)	-	-	-	-	-	20,800
Mr. Evans	6,200		-	-	-	-	148,921	155,121
Mr. Freestate	20,100	(2)	-	-	-	-	209,613	229,713
Mr. Granville	6,500		-	-	-	-	1,820	8,320
Mr. Kee	11,000	(3)	-	-	-	-	-	11,000
Mr. LeCompte	22,600	(2)	-	-	-	-	3,202	25,802
Mr. Pierson	20,200	(2)	-	-	-	-	24,194	44,394
Mr. Spurry	30,000	(1)	-	-	-	-	1,884	31,884

Notes:
(1)	Includes amounts earned for serving on the Boards of the Company and Talbot Bank.
(2)	Includes amounts earned for serving on the Boards of the Company and Centreville National Bank.
(3)	Includes amounts earned for serving on the Boards of the Company and Felton Bank.
(4)
The Company calculates the value of stock and option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. The number of outstanding awards at December 31, 2007 were as follows: Ms. Armistead, options to purchase 300 shares; Mr. Bowman, options to purchase 2,250 shares; Mr. Freestate, options to purchase 1,800 shares; Mr. LeCompte, options to purchase 800 shares; and Mr. Pierson, options to purchase 2,250 shares.

(5)	For Messrs. Andrew, Granville, LeCompte and Spurry, amounts include income recognized upon the exercise of stock options of $1,820, $1,820, $3,202, and $1,782, respectively.
(6)	For Messrs. Andrew and Spurry and Ms. Armistead, amounts include premiums of $54, $102 and $102, respectively, paid by Talbot Bank for life insurance coverage.
(7)
For Messrs. Freestate and Pierson, amounts include contributions of $2,231 and $22,678, respectively, under the Centreville National Bank Director Indexed Fee Continuation Plan, and for Mr. Pierson imputed income of $1,516 related to the economic value of the split-dollar life insurance benefit payable under the Centreville National Bank Director Endorsement Agreement.

(8)	For Mr. Andrew, amount includes $7,500 for inspection fees paid in conjunction with his monitoring of Talbot Bank construction loans.
(9)
For Mr. Evans, amount reflects compensation earned for serving as the President/CEO of Felton Bank as follows: annual salary of $121,275; bonus of $14,000; profit sharing payments of $7,025; matching 401(k) contributions of $5,620 and $1,001 opt out payment in lieu of health insurance coverage provided by the Company. For Mr. Freestate, amount reflects compensation earned as an employee/insurance producer of Avon-Dixon as follows: commission income of $189,963; profit sharing payments of $9,498; and matching 401(k) contributions of $7,599.

Company Director Compensation

Directors of the Company receive $300 for attending each Board and committee meeting, except that committee chairpersons receive $500 for attending each Board and committee meeting. In addition, the Chairman of the Board receives a $10,000 annual retainer and each other director receives a $5,000 annual retainer.

Directors of the Company and of its subsidiaries are eligible to participate in the Company’s 2006 Stock and Incentive Compensation Plan and its 1998 Stock Option Plan. Each of these plans is discussed below under “Executive Compensation”.

Talbot Bank Board Compensation

Directors of the Company who serve as directors of, and who are not employed by, Talbot Bank (Messrs. Andrew, Beatty, Spurry, and Vermilye and Ms. Armistead) also receive an annual retainer of $5,000 per year for serving on the Board of Directors of Talbot Bank, plus $200 per meeting attended. Talbot Bank pays these fees. Directors are compensated once for attending joint meetings of the Company’s Board and the Board of Directors of Talbot Bank.

Centreville National Bank Board Compensation

Directors of the Company who serve as directors of, and who are not employed by, Centreville National Bank (Messrs. Bowman, Freestate, Pierson, and LeCompte) also receive an annual retainer of $10,000, plus $100 for each meeting attended. Mr. Freestate, as Chairman of the Centreville National Bank Board of Directors, receives an additional retainer of $1,000. These fees are paid by Centreville National Bank. Directors are compensated once for attending joint meetings of the Company’s Board and the Board of Directors of Centreville National Bank.

In 1997, Centreville National Bank entered into a Director Indexed Fee Continuation Plan Agreement (a “Director Fee Agreement”) with each of Messrs. Freestate and Pierson that calls for the payment of certain benefits on and after retirement from the Board. The benefits are funded by a life insurance policy on the life of each participant, which is owned solely by Centreville National Bank. Each year during a participant’s service to the Board, Centreville National Bank deposits to or withdraws from a retirement account an amount equal to the difference between the annual after-tax earnings or loss, respectively, generated by the insurance policy and the “Cost of Funds” (as defined in the Director Fee Agreement) for that year. Upon normal retirement after age 65, the participant is entitled to receive (i) the balance of his retirement account paid in 15 annual installments commencing 30 days after retirement, and (ii) each year after retirement until death, the difference between the after-tax income generated by the policy for that year and the “Cost of Funds” for that year. If the participant elects early retirement after reaching age 55 but before age 65, then he will be entitled to receive (x) the balance of his retirement account as of the date of retirement paid in 15 annual installments commencing at age 65, and (y) each year after early retirement until death, the difference between the after-tax income generated by the policy for that year and the Cost of Funds for that year. If a participant should retire prior to reaching age 55, then no benefits will be paid. If a participant should die prior to receiving the entire amount of his retirement account, then his designated beneficiaries will receive the unpaid amount as a lump sum payment. If a participant’s service is terminated following a “Change of Control”, then he will be automatically vested in the promised normal retirement benefits and entitled to receive them starting at age 65. At December 31, 2007, the retirement account balances for Messrs. Freestate and Pierson were $27,213, and $233,426, respectively.

In connection with the Director Fee Agreement, Centreville National Bank and Messrs. Freestate and Pierson entered into a Life Insurance Endorsement Method Split-Dollar Plan Agreement in 1997 (a “Director Endorsement Agreement”) pursuant to which Centreville National Bank agreed to endorse to the beneficiaries named by those directors 80% of the net-at-risk insurance portion of the death benefits payable to Centreville National Bank under the insurance policy discussed above on the life of that director. The net-at-risk portion of the proceeds is defined as the total proceeds paid at death less the then cash value of the policy. The benefits payable under the Director Endorsement Agreements as of December 31, 2007 to the beneficiaries of Messrs. Freestate and Pierson are approximately $77,187, and $715,229, respectively.

Felton Bank Board Compensation

Directors of the Company who serve as directors of, and who are not employed by, Felton Bank (Messrs. Kee and Vermilye) receive an additional $250 for each meeting of Felton Bank Board of Directors that they attend. These fees are paid by Felton Bank. Effective January 1, 2008 Mr. Kee resigned as a Director of the Felton Bank.

Employment Agreements with Directors who are not Named Executive Officers

Mr. Evans is the President and Chief Executive Officer of Felton Bank and entered into an employment agreement with the Company and Felton Bank in connection with the Company’s merger with Midstate Bancorp, Inc. in 2004. Under the terms of his employment agreement, Mr. Evans is entitled to an annual salary (currently $121,275), subject to periodic adjustment, and is eligible to receive discretionary bonuses and participate in all other employee benefit plans that the Company may adopt for the benefit of its employees, including pension, profit sharing, and other retirement benefits and medical coverage or reimbursement plans. The initial term of Mr. Evan’s agreement runs until March 31, 2008 unless sooner terminated by the parties and will automatically renew for additional 12-month terms unless the parties elect otherwise.

In the event that Mr. Evans becomes disabled while employed, he will be entitled to continued compensation as follows: 100% for the first 6 months of disability; 75% for the next 12 months; and 50% thereafter for the remainder of the terms of the agreement (inclusive of any benefits payable under the provisions of any disability insurance). In the event that Mr. Evans returns to active employment on other than a full-time basis, then his compensation may be reduced in proportion to the time he was employed. If he again becomes disabled, then the foregoing benefits will (a) begin again at 100% for the first six months if he has been engaged in active full-time employment for more than 12 months immediately prior to the later disability or (b) resume where benefits left off if he has been engaged in active full-time employment for 12 months or less immediately prior to the later disability.

The Company may terminate Mr. Evans’ agreements at any time. If the Company terminates Mr. Evans’ employment for “cause” (as defined in the agreement), he generally will be entitled only to accrued but unpaid compensation and benefits. If the Company terminates Mr. Evans’ employment for any other reason (except in connection with a change in control), then he will be entitled to a lump sum payment equal to one year’s salary. If Mr. Evans is terminated without cause within 12 months following a “change in control” (as defined in the employment agreement) or terminates his employment within 12 months following a change in control for certain specified reasons, he will be entitled to receive a lump sum payment equal to the difference between 2.99 times his “base amount” (as defined in the Internal Revenue Code) and all other parachute payments to which he is entitled to receive upon the change in control and subsequent termination.

The following table quantifies the approximate amounts that would be paid to Mr. Evans under all compensation agreements and plans upon a termination of employment other than for cause (assuming no return to active service and excluding any disability insurance payments), as of December 31, 2007:

Reason for Termination	Estimated Cash Payments ($)
Involuntary termination (other than for cause)	121,275
Disability (assuming no return to active employment)	30,319
Change in control	431,659

Mr. Evans’ employment agreement prohibits him from serving as a director, an officer, or an employee of, or a consultant to, any federal or state financial institution operating within 50 miles of the Company or Felton Bank.

On November 1, 2002, Avon-Dixon purchased substantially all of the assets of W.M. Freestate & Son, Inc., an insurance agency that was owned by Mr. Freestate. As part of this acquisition, Mr. Freestate and Avon-Dixon entered into an employment agreement which calls for Mr. Freestate to serve as an insurance producer and entitles him to receive a portion of the insurance commissions received by Avon-Dixon as follows: (i) 32% of the commissions received on the commercial insurance business of W.M. Freestate that existed at the time of the acquisition; (ii) 50% of commissions received on the life insurance business placed by Mr. Freestate; (iii) 32% of commissions received on the commercial insurance business placed by Mr. Freestate; (iv) 50% of the first-year commissions received on personal lines insurance business placed by Mr. Freestate; and (v) 20% of first-year commissions received on all insurance business that results directly from a referral of such insurance business by Mr. Freestate to another employee of Avon-Dixon. Mr. Freestate’s right to receive these payments generally terminates upon the termination of his employment. Mr. Freestate is also entitled to participate in all employee benefit plans that the Company may adopt for the benefit of its employees, including pension, profit sharing, and other retirement benefits and medical coverage or reimbursement plans. The agreement is terminable by either party upon 30 days’ prior notice and may be terminated earlier under certain conditions. For three years after the termination of his employment, Mr. Freestate is prohibited from competing with Avon-Dixon within the Delmarva Peninsula and he may not serve or solicit, in connection with insurance producer or related services, any person who was a customer of Avon-Dixon at any time within 18 months of the date his employment terminated.

Both of these agreements were approved by the Company’s Board of Directors.

Director Recommendations and Nominations

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: Carol I. Brownawell, Secretary; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s common stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain

Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of the By-Laws, which provides that directors may be nominated by stockholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in stockholder meeting date or a special meeting called for the purpose of electing directors. As provided in the By-Laws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of capital stock of the Company owned by the notifying stockholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying stockholder, (h) a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Company’s Board of Directors by contacting Carol I. Brownawell, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 822-1400. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting. If you would like an opportunity to discuss issues directly with our directors, please consider attending this year’s Annual Meeting. At the 2007 Annual Meeting, all directors (who were serving as such) were in attendance.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s consolidated audited financial statements for fiscal year ended December 31, 2007 with Company management; (ii) discussed with Stegman & Company, the Company’s independent registered public accounting firm, all matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board; and (iii) has received the written disclosures and the letter from Stegman & Company, required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), and has discussed with the registered public accounting firm its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE

By:	Neil R. LeCompte, Chairman
Jerry F. Pierson
Paul M. Bowman

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

Lloyd L. Beatty, Jr., 55, has served as the Executive Vice President and Chief Operating Officer of the Company since August 2007 and previously as Vice President and Chief Operating Officer of the Company since July 2006 and as Vice President of the Company since October 2004. Until January 1, 2006, Mr. Beatty primarily assisted management of the Company with certain strategic initiatives, and he worked on a part-time basis until October 2005. Starting January 1, 2006, Mr. Beatty’s duties were expanded to include management authority with respect to certain aspects of the Company’s strategic initiatives and to provide corporate oversight of the Company’s non-traditional products and services and the Company’s information technology (IT) system. Since August 2006, Mr. Beatty has been responsible for overall operations of the Company.

Carol I. Brownawell, 43, has served as Secretary of the Company since December 2000. Between 1996 and December 2000, Ms. Brownawell served as Treasurer of the Company. Ms. Brownawell served as interim CEO of the Centreville National Bank from January 1, 2007 until June 4, 2007 and has served as Executive Vice President and Chief Financial Officer of Centreville National Bank since January 1997 and in other management positions of Centreville National Bank prior to that date.

William W. Duncan, Jr., 61, has served as a director of the Company and of Talbot Bank since July 2006. He currently serves as President and Chief Executive Officer of Talbot Bank, a position he has held since July 2006. From 2004 until his appointment with Talbot Bank, Mr. Duncan served as the Chairman of Mercantile Eastern Shore Bank, located in Chestertown, Maryland. From 1982 to 2004, Mr. Duncan was President and Chief Executive Officer of St. Michaels Bank, located in St. Michaels, Maryland. Mr. Duncan served as a director of the Federal Reserve Bank of Richmond from 2001 through 2004.

F. Winfield Trice, Jr., 53, has served as the President and Chief Executive Officer of Centreville National Bank since June 4, 2007. Prior to June 2007, Mr. Trice was employed by Mercantile Peninsula Bank as the Executive Vice President and Senior Lending Officer. Mr. Trice serves on the Boards of Directors of the Company and Centreville National Bank.

Susan E. Leaverton, 44, has served as Treasurer and Principal Accounting Officer of the Company (the “CFO”) since December 2000. Between 1997 and December 2000, Ms. Leaverton served as Secretary/Treasurer of Talbot Bancshares. Ms. Leaverton has served as Vice President of Finance of Talbot Bank since 1994.

W. Moorhead Vermilye, 67, has served as President and Chief Executive Officer of the Company (the “CEO”) since December 2000. Between 1997 and December 2000, Mr. Vermilye served as President of Talbot Bancshares. Mr. Vermilye served as President of Talbot Bank from 1988 to July 2006 and as Chief Executive Officer of Talbot Bank from 1993 to July 2006. Mr. Vermilye serves on the Boards of Directors of the Company, Talbot Bank, and Felton Bank.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion and analysis describes briefly the philosophy, strategy and major details of the Company’s approach to compensating key executives. The Compensation Committee has developed our compensation approach over several years with guidance from management and our independent compensation and benefits consultants.

We expect senior management of the Company to lead and direct our staffing to exceed customer expectations and to produce superior returns for stockholders. Later in this proxy statement, in the section of this proxy statement entitled “Executive Compensation”, you will find tables and narrative disclosure containing detailed information concerning compensation earned by or paid to our “named executive officers” in 2007, which persons include:

•	W. Moorhead Vermilye — President & Chief Executive Officer

•	Susan E. Leaverton — Chief Financial Officer

•	Lloyd L. Beatty, Jr. — Chief Operating Officer

•	William W. Duncan — President, Talbot Bank

•	F. Winfield Trice, Jr. – President, Centreville National Bank

The discussion below is intended to help you understand the information provided in that section and provide context for our overall executive compensation program.

Objective

The primary objective of our approach is to provide competitive levels of compensation so that we may attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company and its subsidiaries in a manner that promotes growth and profitability for the benefit of our stockholders, while exceeding our customers’ requirements and service expectations. To that end, we believe that:

•	Our key executives should have compensation opportunities at levels that are competitive with peer institutions.

•	Total compensation should include significant “at risk” components that are linked to annual and longer-term performance results.

•
Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of stockholders.

Discussion of Our Philosophy

Our success depends on the ability of our key executives to meet and exceed operational and financial goals defined in our business plan. Consequently, we apply the following principles when structuring compensation arrangements for our key executives:

1.
Benchmarking – In order to determine competitiveness in the marketplace, we rely on an analysis of peer institutions, comparable in asset size and corporate structure, prepared by Lockton Companies’ Compensation Consulting Practice, an independent compensation advisor to the Compensation Committee. The members of this peer group include:

ACNB Corporation	First Chester County Corporation
Alliance Financial Corporation	First National Community Bancorp, Inc.
American National Bankshares, Inc.	First South Bancorp, Inc.
Ameriserv Financial, Inc.	FNB Financial Services Corporation
Bank of Granite Corporation	FNB United Corporation
Bryn Mawr Bank Corporation	Franklin Financial Services Corporation
C & F Financial Corporation	IBT Bancorp, Inc.
Capital Bank Corporation	Leesport Financial Corporation
CNB Financial Corporation	LSB Bancshares, Inc.
Eagle Bancorp, Inc.	National Bankshares, Inc.
Eastern Virginia Bankshares, Inc.	Old Point Financial Corporation

We believe that total direct compensation should be established at a level that is competitive with our defined peer group. To be competitive, we believe that the total cash compensation (base salary and annual incentives) paid to key executives, including our named executive officers, should approximate the 75th percentile of the total cash compensation levels paid by this peer group. In addition, we believe it is essential to offer long-term incentives in the form of stock-based compensation and supplemental retirement in certain instances to match the benefits provided by our peers.

2.
Allocation of Elements of Compensation – We believe that the weighting of compensation elements should vary somewhat within the management group in order to reflect the role of each executive and his or her ability to influence short- and long-term performance. In general, we believe that fixed base salary should approximate 50% of the targeted total compensation opportunity for senior management, with the balance split between short-term (cash) and long-term incentives (such as stock options and time- and performance-based stock awards), as the circumstances dictate. In order to attract, retain and reward key executives for their long-term contributions to our profitability, as well as to reflect “pension equity” relative to non-highly compensated employees, we believe that a supplemental retirement benefit program is also essential. Finally, while not a significant component of the executive compensation package, fringe benefits for senior management are important to enhance the retention value of the executive compensation package. These fringe benefits may include car allowances, country club dues and supplemental insurance.

Elements of and Rationale for 2007 Compensation

We use the following primary elements of compensation and benefits to recruit, retain and reward our key executives:

1.
Employment Agreements–The Compensation Committee believes that securing the continued service of key executives is essential to our future success. To that end, we have entered into employment agreements with Mr. Vermilye, Mr. Duncan, and certain of our other key personnel who are not named executive officers. These employment agreements contain non-compete and non-solicitation provisions, as well as severance payment provisions and change in control provisions. We believe that this type of agreement provides security to both the Company and the executive, in that it clearly defines the obligations and expectations of each party, protects the Company’s business interests, and rewards a loyal and valuable executive in the event that his or her service is unexpectedly terminated.

Mr. Vermilye’s employment agreement was entered into as part of the Company’s 2000 merger with Talbot Bancshares, Inc.

To attract Mr. Duncan to the organization, we believed it was essential to provide a robust compensation package that included not only a competitive salary and competitive benefits, but also the ability to earn an ownership stake in the Company. Part of this package included the right to receive, subject to the satisfaction of certain vesting and other requirements, annual awards of restricted stock under the 2006 Stock and Incentive Compensation Plan (the “2006 Equity Plan”) starting in 2007. The awards granted to Mr. Duncan in 2007 are discussed below under “Stock-Based Compensation”. Mr. Duncan’s compensation package was developed by the Compensation Committee not only to pay and reward him for his service with the Company but also to compensate him for the loss of certain benefits that he forfeited when he terminated his previous employment.

Mr. Beatty, Ms. Leaverton, and Mr. Trice do not have formal employment agreements with the Company. The independent consultant to the Compensation Committee has recommended that the Company enter into such agreements and the Committee intends to take that recommendation under advisement in 2008.

Each of these arrangements is described in more detail below in the section of this proxy statement entitled “Executive Compensation”.

2.
Salary – A competitive salary for senior management is essential. Furthermore, flexibility to adapt to the particular skills of an individual or our specific needs is required. Each year, proposed salary adjustments for senior management are presented to the Compensation Committee by Mr. Vermilye, typically in December. The Compensation Committee reviews the recommendations and makes any further adjustments with input from the Compensation Committee’s external compensation advisor. Recommendations regarding adjustments to Mr. Vermilye’s salary are heard and discussed in executive session and, if appropriate, approved by the Compensation Committee in executive session.

The Compensation Committee determined that salaries paid to senior management in 2006 were generally at or below the targeted levels of our peer group. Accordingly, at the recommendation of the Compensation Committee’s external compensation advisor, the Compensation Committee approved proposed salary adjustments in 2007 for each of the named executive officers and will consider future increases to annual base salaries to bring senior management base pay in line with targeted compensation levels and pay mix as defined from time to time pursuant to our executive compensation philosophy.

For 2007, executive salaries were reviewed and the following adjustments made:

		Base Salary		Increase
Name	Title	2006	2007	Amount	Percentage
W. Moorhead Vermilye	Chief Executive Officer	255,000	267,750	12,750	5.0%
Susan E. Leaverton	Chief Financial Officer	136,500	144,375	7,875	5.8%
Lloyd L. Beatty, Jr.	Chief Operating Officer	215,000	249,000	34,000	15.8%
William W. Duncan	CEO Talbot Bank	245,000	257,250	12,250	5.0%
F. Winfield Trice, Jr.	CEO Centreville National Bank	-	200,000	-	-

3.
Annual Bonus – Our bonus program, the 2007 Management Incentive Plan (the “MIP”), was developed to provide additional cash compensation to our key management personnel when corporate and individual performance meet or exceed specific predetermined goals. Incentive award targets are assigned to each executive based on the executive’s position and responsibilities and on identified comparative compensation targets and mix outlined in our executive compensation philosophy. Target awards for 2007 ranged from 25% to 75% of the prior year’s salary, depending on the executive’s position, except for Mr. Trice whose award was based on 2007 salary. Within these target awards are specific, individualized metrics for each executive based on that person’s position and responsibilities and our overall compensation objectives. Target awards are weighted between our net income and individual executive performance, and each component of the target award is subject to an upward or downward adjustment when performance exceeds or falls below targeted expectations, as follows:

Percent of Company Performance	Percent of Company Incentive Award	Percent of Division / Individual Goal Performance	Percent of Division / Individual Incentive Award
120%	150%	120% or (Exceeded All Goals)	150%
110%	120%	110% or (Met All and Exceeded Some Goals)	120%
100%	100%	100% or (Met Most Goals)	100%
90%	50%	90% or (Met Some Goals)	50%
Less than 90%	0%	Less than 90% or (Did Not Meet Goals)	0%

For Mr. Vermilye, the 2007 target award was 75% of 2006 salary, weighted 80%/20% between our net income target and individual performance, respectively. For Mr. Beatty, the 2007 target award was 40% of 2006 annual salary, weighted 80%/20% between our net income target and individual performance, respectively. For Ms. Leaverton, the 2007 incentive award was 40% of annual salary, weighted 40%/60% between our net income target and individual performance, respectively. For Mr. Duncan, the 2007 target award was 50% of annual salary, weighted 30%/70% between the Company net income target and individual performance, respectively. For Mr. Trice, the 2007 target award was 30% of 2007 annual salary, weighted 30%/70% between our net income target and individual performance, respectively, with a guaranteed minimum payout of $30,000.

The net income target for 2007 was $14.0 million. The 2007 division/individual goals for Mr. Vermilye included recruitment and installment of a new CEO for Centreville National Bank, implementation of strategic plan initiatives, presentation of investor relations road shows, and the identification and development of appropriate merger and acquisition candidates. The 2007 division/individual goals for Mr. Beatty included the improvement of Information Technology systems’ capacity, quality, and uniformity of applications and hardware; as well as the strategic plan, investor relations, and merger and acquisition goals listed above for Mr. Vermilye. The 2007 division/individual goals for Ms. Leaverton were the achievement of budgeted earnings for both Talbot Bank and Felton Bank. The 2007 division/individual goals for Mr. Duncan were achievement at Talbot Bank of budgeted earnings, loan growth, and deposit growth while maintaining delinquencies at a level less than 1%. Mr. Trice’s 2007 division/individual goals were reduction of deposit cost and loan growth to improve the overall loan to deposit ratio while maintaining delinquencies at a level less than 1%. These goals and his minimum award level were negotiated as part of his employment arrangement.

These goals and awards, other than for Mr. Vermilye, were determined based on a review of 2006 performance results provided by Mr. Vermilye and his recommendations, as well as advice provided by the Compensation Committee’s external compensation advisor. The Compensation Committee reviewed these recommendations and compared the proposed awards and the projected total annual cash compensation for each executive to the executive compensation parameters established under our executive compensation philosophy. The Compensation Committee determined the 2007 goals and possible payouts for Mr. Vermilye in executive session after considering Mr. Vermilye’s personal performance against several pre-established performance goals, including, but not limited to, our financial/operating performance, management of our succession plan, and stock performance.

4.
Stock-Based Compensation – In 2006, the Board and the stockholders approved the 2006 Equity Plan, which permits the Compensation Committee to grant stock options, stock appreciation rights, stock awards, stock units, and performance units to key personnel, including the named executive officers. Although the Compensation Committee believes that stock-based compensation is an important component of our executive compensation package, the Compensation Committee decided to not include equity awards as part of the general compensation package for our named executive officers in 2007 because it is still considering the benefits and expenses of the various types of awards that may be granted and the best course of action in implementing a long-term equity incentive plan. The Compensation Committee did, however, grant shares of restricted stock to Mr. Duncan in 2007 in furtherance of his employment agreement discussed above.

5.
Non-Qualified Deferred Compensation and Other Post-Termination Plans – We believe that non-qualified compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Compensation Committee retained an independent consultant to analyze the total retirement benefits expected to be provided to an employee by the Company, as well as his or her probable social security benefits, so that the Compensation Committee could determine the projected replacement ratio of income at retirement compared with active employment. Because of limits under our qualified retirement plan on the amount of deferrals that our executives can make, the Compensation Committee expects several of our executives to have a lower retirement replacement ratio than we have targeted for all employees. Consequently, as a matter of “pension equity”, we have adopted certain non-qualified deferred compensation plans.

In 1996, Talbot Bank adopted a Supplemental Deferred Compensation Plan (the “Talbot Bank Deferred Compensation Plan”) to provide retirement benefits to Mr. Vermilye. The Talbot Bank Deferred Compensation Plan calls for fixed annual contributions of $20,000 by Talbot Bank to a grantor trust for the benefit of Mr. Vermilye. The Talbot Bank Deferred Compensation Plan has been phased out and replaced by the Shore Bancshares, Inc. Executive Deferred Compensation Plan (the “Company Deferred Compensation Plan), which was adopted in 2006.

The Company Deferred Compensation Plan permits our executive officers selected by the Compensation Committee to elect, each year, to defer receipt of up to 100% of their salaries and bonuses to be earned in the following year. The Company Deferred Compensation Plan also permits the participant to defer the receipt of performance-based compensation not later than six months before the end of the period for which it is to be earned. The Company has the authority to agree, with respect to any participant, to make mandatory, matching, and discretionary contributions. The Company has agreed to make mandatory contributions in 2007 for Messrs. Vermilye and Duncan, and discretionary contributions in 2007 for Messrs. Vermilye and Beatty. The contributions payable to Mr. Vermilye were formulated based on the contribution that has historically been made under the phased-out Talbot Bank Deferred Compensation Plan and current compensation objectives of the Company. With respect to the contributions for Mr. Duncan, they were meant to replace the value of benefits that he forfeited when he terminated employment with his previous employer. For Mr. Beatty, the Company made a discretionary contribution to compensate him for his achievement of numerous specific goals that were established at the time of initial employment.

6.
401(k) Plan. In furtherance of our belief that every employee should have the ability to accrue valuable retirement benefits, the Company adopted the Shore Bancshares, Inc. and Subsidiaries 401(k) Profit Sharing Plan on January 1, 2002, which is available to all employees, including executive officers, who have completed six months of service. In addition to contributions by participants, the plan contemplates annual employer matching contributions equal to 100% of the member’s pay reduction contributions up to 3% of base salary, plus 50% of contributions which exceed 3% of base salary, up to 5% of base salary, as well as employer discretionary contributions that are made on a pro-rata basis to all eligible employees based on compensation levels. The discretionary contribution is determined by the Board of Directors in conjunction with the approval of the annual operating budget of the Company. Contributions are made after the end of each fiscal year. For the 2007 plan year, the Company made a contribution to each eligible employee equal to 5% of his or her eligible compensation.

7.
Perquisites – We believe that certain perquisites and other personal benefits can be effective elements of a compensation package, because they can permit and encourage executives to perform their duties better and generate business for the Company. Perquisites provided by the Company to various executives may include such things as car allowances, country club dues and supplemental insurance.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, “Share-Based Payment (Revised 2004)”, which we adopted on January 1, 2006. Prior to that date, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Because the exercise price of the Company’s employee stock options always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. Details related to the adoption of SFAS 123R and the impact to the Company’s financial statements are discussed in Note 13 to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Option Plans”.

We have structured the change in control provisions of our employment agreements to minimize income tax penalties that could be imposed on us and/or the executive under Section 280G of the Internal Revenue Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is included above. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this definitive Proxy Statement and that it be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

By:	COMPENSATION COMMITTEE

Christopher F. Spurry
Herbert L. Andrew, III
Paul M. Bowman
W. Edwin Kee, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee oversees executive compensation matters. The Compensation Committee consists of Christopher F. Spurry, Chairman, Herbert L. Andrew, III, Paul M. Bowman, and W. Edwin Kee, Jr. Each of the foregoing persons is a non-employee director, has not formerly served as an officer of the Company or its subsidiaries, and has no interlocking relationship or insider participation as defined by the SEC.

EXECUTIVE COMPENSATION

The following table sets forth for the last two fiscal years the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s CEO, its CFO and its three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers as of December 31, 2007 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2007 (the CEO, CFO and such other officers are referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)(2)	Bonus ($)(3)	Stock awards ($)(4)	Option awards ($)(4)	Non-equity incentive plan compen- sation ($)(3)	Change in pension value and non- qualified deferred compen- sation earnings ($)	All other compen- sation ($) (5)-(9)	Total ($)
W. Moorhead Vermilye,	2007	289,850	-	-	-	180,000	-	111,429	581,279
President/CEO	2006	268,867	170,000	-	-	-	-	158,674	597,541
Lloyd L. Beatty, COO	2007	262,500	-	-	-	80,000	-	68,784	411,284
	2006	235,700	60,000	-	-	-	-	19,800	315,500
Susan E. Leaverton,	2007	144,375	-	-	-	46,200	-	16,954	207,529
CFO	2006	137,500	44,000	-	-	-	-	27,790	209,290
William W. Duncan, Jr.,	2007	263,750	-	14,589	-	116,000	-	66,020	460,359
President/CEO of Talbot Bank	2006	103,510	52,083	-	-	-	-	-	155,593
F. Winfield Trice, Jr./CEO of	2007	115,900	-	-	-	40,000	-	49,430	205,330
Centreville National Bank (1)	2006	-	-	-	-	-	-	-	-

Notes:
(1)
Mr. Trice was hired as President and CEO of Centreville National Bank effective June 4, 2007. His employment arrangement calls for an annual salary for the full fiscal year of $200,000. If he had been employed for the full fiscal year he would have been one of the four most highly compensated executive officers. Mr. Trice also serves as a director of the Company, for which he receives director’s fees as described above, and of the Centreville National Bank, for which he receives no fees. Director’s fees earned in 2007 are included in the “Salary” Column.

(2)
Messrs. Vermilye and Beatty serve on the Boards of Directors of the Company and Talbot Bank and Mr. Vermilye also serves on the Board of Directors of the Felton Bank, for which they receive director’s fees as described above. Mr. Duncan serves on the Board of Directors of the Company, for which he receives director’s fees, and on the Board of Directors of Talbot Bank, for which he does not receive any fees. Director’s fees earned in 2007 and 2006 are included in the “Salary” column for those years.

(3)
Prior to the adoption of the MIP, the Company granted discretionary bonuses to its executive officers. The amounts shown in the column entitled “Bonus” represent discretionary bonuses earned in 2006. Incentive awards earned in 2007 under the MIP are reported in the column entitled “Non-Equity Incentive Plan Compensation”.

(4)
The Company calculates the value of stock and option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(5)
For Mr. Vermilye, the 2007 amount includes an $80,000 contribution under the Shore Bancshares, Inc. Executive Deferred Compensation Plan, a $9,000 matching contribution under the 401(k) plan, an $11,250 discretionary contribution under the 401(k) plan, $5,731 for use of an automobile and $5,448 for club dues. The 2006 amount includes a $20,000 contribution under the Talbot Bank Deferred Compensation Plan, an $8,800 matching contribution under the 401(k) plan, an $11,000 discretionary contribution under the 401(k) plan, $5,129 for use of an automobile, $5,929 for club dues, and a tax gross up of $107,816 paid in connection with the exercise of stock options.

(6)
For Mr. Beatty, the 2007 amount includes a $40,000 contribution under the Shore Bancshares, Inc. Executive Deferred Compensation Plan, a $9,000 matching contribution under the 401(k) plan and an $11,250 discretionary contribution under the 401(k) plan, $4,656 for use of an automobile and $3,878 for club dues. The 2006 amount includes an $8,800 matching contribution under the 401(k) plan and an $11,000 discretionary contribution under the 401(k) plan.

(7)
For Ms. Leaverton, amount includes a $7,535 matching contribution under the 401(k) plan and $9,419 discretionary contribution under the 401(k) plan. The 2006 amount includes a $7,100 matching contribution under the 401(k) plan, an $8,875 discretionary contribution under the 401(k) plan, and a tax gross up of $11,815 paid in connection with the exercise of stock options.

(8)
For Mr. Duncan, the 2007 amount includes a $46,834 contribution under the Shore Bancshares, inc. Executive Deferred Compensation Plan, a $5,165 matching contribution under the 401(k) plan and a $6,456 discretionary contribution under the 401(k) plan, $5,523 for use of an automobile and $2,042 for club dues.

(9)	For Mr. Trice, the 2007 amount includes $47,367 for relocation expenses and $2,063 for use of an automobile.

Employment Agreements

The Company entered into an employment agreement with Mr. Vermilye in December 2000 as part of the Company’s merger with Talbot Bancshares, Inc. Mr. Vermilye’s employment agreement originally provided that he was to serve as President and Chief Executive Officer of the Company and of Talbot Bank. On December 1, 2005, Mr. Vermilye’s agreement was renewed for an additional five-year term. Mr. Vermilye’s agreement expires on December 1, 2010 and is thereafter subject to automatic renewals for successive one-year terms.

Mr. Vermilye’s agreement provides for continued compensation in the event he becomes disabled, as follows: 100% for the first 6 months of disability; 75% for the next 12 months; and 50% thereafter for the remainder of the terms of the agreement (inclusive of any benefits payable to the employee under the provisions of any disability insurance). In the event that Mr. Vermilye returns to active employment on other than a full-time basis, then his compensation may be reduced in proportion to the time he was employed. If he again becomes disabled, then the foregoing benefits will (a) begin again at 100% for the first six months if he has been engaged in active full-time employment for more than 12 months immediately prior to the later disability or (b) resume where benefits left off if he has been engaged in active full-time employment for 12 months or less immediately prior to the later disability.

The Company may terminate Mr. Vermilye’s agreements at any time. If the Company terminates the agreements for “cause” (as defined in the agreements), Mr. Vermilye generally will not be entitled to any further compensation or benefits. If the Company terminates the agreement other than for cause (except in connection with a change in control, as discussed below), then Mr. Vermilye will be entitled to compensation and benefits for the remainder of the terms of his agreement. The agreement further provides that, in the event Mr. Vermilye is terminated without cause within 12 months following a “change in control” (as defined in the employment agreement) or terminates his employment within 12 months following a change in control for certain specified reasons, he will be entitled to receive a lump sum payment equal to the difference between 2.99 times his “base amount” (as defined in the Internal Revenue Code) and all other parachute payments to which he is entitled to receive upon the change in control and subsequent termination.

For information about amounts that could be payable to Mr. Vermilye upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment”.

Mr. Vermilye has agreed during the term of his agreement not to be a director, an officer, or an employee of, or a consultant to, any federal or state financial institution operating in Queen Anne's, Kent, Caroline, Talbot, or Anne Arundel Counties in the State of Maryland or Kent County in the State of Delaware, other than Talbot Bank or its subsidiaries or affiliates.

Messrs. Beatty and Trice and Ms. Leaverton are not parties to written employment agreements with the Company or its subsidiaries. In addition to salary, these executive officers may earn additional compensation each year through the Company’s bonus and profit sharing plans, matching 401(k) contributions, to the extent such plans permit participation, and the other elements of compensation described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”, as well as coverage under the Company’s group term life insurance program that is generally available to all employees.

Likewise, Mr. Duncan is not a party to a written employment agreement with the Company or Talbot Bank. In addition to salary, Mr. Duncan is entitled to participate in the Company’s bonus program, profit sharing and 401(k) plan, and group term life insurance program (to the extent the provisions and rules of those plans and programs permit such participation), and, provided he remains employed by Talbot Bank, to five annual awards of restricted stock under the 2006 Equity Plan. The number of shares of restricted stock underlying each award will be determined by dividing $36,076 by the fair market value (as defined in the 2006 Equity Plan) of a share of Company common stock on the date of that award. Each award of restricted stock will vest ratably over the lesser of five years or the number of years remaining until Mr. Duncan reaches age 65.

The Compensation Committee has approved the following 2008 salaries for the named executive officers: Mr. Vermilye, $300,000; Mr. Beatty, $264,000; Ms. Leaverton, $152,000; Mr. Duncan, $270,000; and Mr. Trice $210,000. In addition to salary, other elements of compensation described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis” may also be earned in 2008.

Incentive Compensation

As discussed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”, the Company adopted the MIP to provide executives with cash rewards when the Company and the executive attain or exceed certain performance targets. The following table provides information about awards that could have been earned by the named executive officers in 2007 pursuant to the MIP upon satisfaction of the performance measures discussed above.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Annual Payouts Under Non- Equity Incentive Plan Award
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Vermilye	2007	95,625	191,250	286,875
Mr. Beatty	2007	43,000	86,000	129,000
Ms. Leaverton	2007	27,500	55,000	82,500
Mr. Duncan	2007	61,250	122,500	183,750
Mr. Trice	2007	30,000	60,000	90,000

The following table provides information about the actual awards earned by each of the executive officers in 2007, as disclosed in the Summary Compensation Table. The Company’s net earnings performance was based on an estimate made in December 2007 and was 97% of goal.

	Award Target (% of 2006 Salary) (1)	Actual Individual Performance (% of Individual Goals)	Actual Award	Company Performance Portion of Award	Individual Performance Portion of Award
Mr. Vermilye	75%	131%	$180,000	$130,050	$49,950
Mr. Beatty	40%	125%	80,000	58,480	21,520
Ms. Leaverton	40%	83%	46,200	18,700	27,500
Mr. Duncan	50%	99%	116,000	31,328	84,672
Mr. Trice	30%	59%	40,000	15,300	24,700
Note:
(1) Mr. Trice’s MIP award was based on his 2007 annual salary amount.

Equity Compensation

The Company maintains three equity compensation plans: (i) the 2006 Equity Plan; (ii) the Shore Bancshares, Inc. 1998 Stock Option Plan (“1998 Option Plan”); and (iii) the Shore Bancshares, Inc. 1998 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); each of which is described below.

2006 Equity Plan

The 2006 Equity Plan was approved by the Company’s Board in March 2006 and by its stockholders on April 26, 2006 and will expire on April 26, 2016 unless earlier terminated. Participation under the 2006 Equity Plan is available to all directors of the Company and its subsidiaries and all officers, employees and consultants of the Company and its subsidiaries who, in the opinion of the Compensation Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries. The 2006 Equity Plan permits the Compensation Committee, in its sole discretion, to grant stock options (both incentive and non-qualified stock options), stock appreciation rights (settled in cash, stock or both), restricted stock, restricted stock units (settled in cash, stock or both), and performance units (settled in cash, stock or both). The Compensation Committee may make the degree of payout and/or vesting of any award dependent upon the attainment of certain performance goals, measured over certain performance periods. Performance goals may be specific to a participant, specific to the performance of the Company generally, or specific to the performance of a subsidiary of the Company, a division, a business unit, or a line of business served by a participant. Performance goals may be based on stock value (and/or increases therein), earnings per share or growth in earnings per share, net income, earnings or earnings growth, operating profit, operating cash flow, operating or other expenses, operating efficiency, return on equity, assets, capital or investments, deposits, loan volume or growth, the efficiency ratio, customer satisfaction, regulatory compliance, operating or other margins, non-performing assets, productivity, and any other number of qualitative or quantitative benchmarks.

The 2006 Equity Plan reserves 600,000 shares of Common Stock, subject to adjustment for stock splits and other similar reclassification events, plus up to 33,870 shares that were subject to outstanding awards under the 1998 Stock Option Plan as of April 26, 2006 that thereafter terminate, lapse or are forfeited, for issuance pursuant to awards. Each award will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the 2006 Equity Plan and may also be subject to other terms and conditions contained in the award agreement consistent with the 2006 Equity Plan that the Compensation Committee deems appropriate, including accelerated vesting or settlement in the event of a participant’s death, disability or termination of employment. The provisions of the various agreements entered into under the 2006 Equity Plan do not need to be identical. Generally, stock options must be exercised within 10 years from the date they are granted. The exercise and/or vesting periods for other awards are at the discretion of the Compensation Committee. During 2007, the Compensation Committee granted an award of

3,845 shares of restricted stock to one named executive officer and an award of 400 shares of stock to an executive officer who is not a named executive officer under this plan.

1998 Option Plan

The 1998 Option Plan was approved by the Company’s Board of Directors and stockholders and was in effect through March 3, 2008. The 1998 Option Plan contemplated the grant of options to purchase shares of Common Stock to directors and key management employees of the Company and its subsidiaries. The total number of shares of Common Stock that were reserved for issuance under the 1998 Option Plan was 120,000 shares, subject to adjustment for stock splits and other similar reclassification events. The 1998 Option Plan contemplated the grant of both incentive stock options and nonqualified stock options. An option granted under the plan generally expires on the 10th anniversary of the date the option was granted. In 2007, the Company did not grant any options to named executive officers under the 1998 Option Plan.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan was approved by the Company’s Board of Directors and stockholders and was in effect through March 3, 2008. The plan contemplated the grant of options to purchase shares of Common Stock to eligible employees of the Company and its subsidiaries. The total number of shares of Common Stock reserved for issuance under the plan was 67,500 shares, subject to adjustment for stock splits and other similar reclassification events. An option granted under the plan generally expires 27 months after the date the option was granted. In 2007, the Company did not grant any options under this plan.

The following table provides information with respect to outstanding equity awards held by the named executive officers at December 31, 2007.

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised options (#) exercisable	Number of Securities Underlying Unexercised options (#) unexercisable	Option exercise price ($)	Option Expiration Date	Number of shares or units that have not Vested (#)	Market value of shares or units of stock that have not vested ($)
Mr. Vermilye	4,500	-	13.17	May 9, 2012	-	-
Mr. Beatty	-	-	-	-	-	-
Ms. Leaverton	2,250	-	13.17	May 9, 2012	-	-
Mr. Duncan	-	-	-	-	3,845	84,398
Mr. Trice	-	-	-	-	-	-

The following table sets forth the number of stock options (under all plans) exercised by the named executive officers during 2007 and the value realized on exercise. No shares of restricted stock granted to a named executive officer vested in 2007.

OPTION EXERCISES AND STOCK VESTED

Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Mr. Vermilye	-	-
Mr. Beatty	150	1,718
Ms. Leaverton	-	-
Mr. Duncan	-	-
Mr. Trice	-	-

Deferred Compensation

The following table provides information regarding 2007 contributions, earnings, and other financial information in respect of the Company’s deferred compensation plans:

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan (1)	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE ($)
Mr. Vermilye	TSDCP SEDCP	- -	- 80,000	16,441 4,324	- -	196,524 84,324
Mr. Beatty	SEDCP	-	40,000	2,037	-	42,037
Ms. Leaverton	-	-	-	-	-	-
Mr. Duncan	SEDCP	175,349	46,834	9,016	-	281,951
Mr. Trice	-	-	-	-	-	-

(1) “TSDCP” stands for the Talbot Bank Supplemental Deferred Compensation Plan and “SEDCP” stands for the Shore Bancshares, Inc. Executive Deferred Compensation Plan.

Shore Bancshares, Inc. Executive Deferred Compensation Plan

Under the Company Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation from Service (generally defined as a termination of employment other than because of death, Disability (as defined in the Company Deferred Compensation Plan) or the taking of leave of absence). Matching contributions for a Plan Year, if any, will be announced prior to the beginning of that Plan Year. Discretionary contributions for a Plan Year, if any, may vary among participants and will be credited to the participant’s account at the end of a Plan Year. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the Company Deferred Compensation Plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those account are deemed to be invested.

For Mr. Vermilye, the Company has agreed to make an annual mandatory contribution of $20,000 for each full Plan Year (as defined in the Company Deferred Compensation Plan) in which he was an employee,

starting with the Plan Year that began January 1, 2007. The Company has also agreed to make an additional discretionary contribution equal to $60,000 for Plan Year 2007.

For Mr. Duncan, the Company has agreed to make mandatory contributions equal to 21% of his cash compensation that exceeds the limit established in Section 415 of the Internal Revenue Code, plus the following amounts for the first five Plan Years beginning January 1, 2007, assuming he is employed in those years:

Year	Amount ($)
2007	28,914
2008	30,649
2009	32,488
2010	34,437
2011	36,503

For Mr. Beatty, the Company agreed to make a discretionary contribution equal to $40,000 for Plan Year 2007.

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, the participant’s service with the Company terminates because of death, Disability, or retirement at or after age 65, or if the Company experiences a Change in Control (as defined in the Company Deferred Compensation Plan), then the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the Plan. If the participant separates from service for any other reason, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control, then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation from Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the Company Deferred Compensation Plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions”, of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined to the Company Deferred Compensation Plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

Talbot Bank Supplemental Deferred Compensation Plan

Mr. Vermilye is immediately vested in the amounts deferred pursuant to the Talbot Bank Deferred Compensation Plan and is entitled to direct the manner in which these amounts are deemed to be invested in the deemed investment options offered from time to time by Talbot Bank. His account is credited or debited with the deemed earnings or losses on the deemed investments. Subject to any waiting period required by law, upon termination of employment, Mr. Vermilye is entitled to a lump sum cash payment equal to the amount in his account. If the executive dies before terminating his employment, his designated beneficiaries are entitled to receive a lump sum cash payment equal to the amount in his account. Talbot Bank is entitled to terminate or suspend the plan as to future contributions at any time, and the plan automatically terminates in the event of a change of control where the successor does not specifically assume the plan. Talbot Bank elected to suspend contributions to this plan for all plan years beginning on and after January 1, 2007.

For information about amounts that could be payable to the named executive officers under these deferred compensation plans upon a termination of employment, see the section below entitled “Benefits Upon Termination of Employment”.

Benefits Upon Termination of Employment

The following table shows the estimated present value of benefits (as of December 31, 2007) that could be payable to the named executive officers under employment agreements and deferred compensation plans upon a termination of employment. Information is provided only for those named executive officers who are eligible to receive such benefits.

Name	Reason for Termination	Payment Under Employment Agreement	Payment Under Deferred Compensation Plans
Mr. Vermilye	Death	$780,938	$280,848
	Disability	524,344	280,848
	Change in control	2,177,615	280,848
	Termination for cause	-	196,524
	Retirement or other termination	-	280,848

Mr. Beatty	Death, disability or change in control	-	42,037
	Termination for cause, retirement or other termination	-	-

Mr. Duncan	Death, disability or change in control	-	281,951
	Termination for cause, retirement or other termination	-	235,117

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Compensation Consultants

In 2007, the Compensation Committee engaged two compensation consultants, Wachovia Employer Services Group (“Wachovia”) and Lockton Companies, LLC (“Lockton”) to assist them in maintaining and administering the Company’s comprehensive executive compensation strategy. Lockton succeeded Wachovia Companies as consultants mid way through the year. The consultants provided peer group data to be used in benchmarking compensation for the Company’s executive officers and assisted in the development of the Company’s long term incentive program implemented in 2007and updated for use in 2008. The Company paid fees totaling $16,000 to the consultants during 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file with the SEC an initial report of beneficial ownership of the Common Stock, periodic reports of changes in beneficial ownership of the Common Stock, and, in certain cases, annual statements of beneficial ownership of the Common Stock. Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2007, except that one Statement of Changes in Beneficial Ownership on Form 4 was filed late by each of Lloyd L. Beatty, Jr. (covering one stock purchase) and Paul M. Bowman (covering two stock purchases).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2007

During the past year Talbot Bank, Centreville National Bank, and Felton Bank have had banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. Extensions of credit by Talbot Bank, Centreville National Bank, and Felton Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

NASDAQ Listing Standards Rule 4350(h) requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

In addition, federal and state banking laws impose review and approval requirements with respect to loans made by Talbot Bank, Centreville National Bank or Felton Bank to their respective directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

Under the Federal Reserve Board’s Regulation O, each of Talbot Bank, Centreville National Bank, and Felton Bank is prohibited from making any loan to any of their directors or executive officers or the directors or executive officers of the Company in amounts that exceed (i) the excess of the greater of $25,000 or 5% of such institution’s capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Board of Directors (with the interested party abstaining). Loans by an institution to the directors and executive officers of the Company’s other subsidiaries are not subject to these approval requirements as long as the lending institution’s Bylaws or its Board exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Company (determined annually).

Under Section 5-512 of the Financial Institutions Article of the Maryland Code, the Board of Directors of Talbot Bank or a committee thereof that has lending authority (with the interested party abstaining) must review and approve (and periodically re-review) all non-commercial loans to directors of Talbot Bank and their partnerships and corporations, all loans to executive officers of Talbot Bank and their partnerships and corporations, and all non-consumer loans to employees of Talbot Bank and their partnerships and corporations.

Under Section 909 of Title 5 of the Delaware Code, any loan by Felton Bank directly or indirectly to any of its executive officers or directors in an amount that, when aggregated with the amount of all other extensions of credit to that person, exceeds the lesser of $500,000 or 5% of Felton Bank’s total capital must be approved by a majority of the entire Felton Bank Board of Directors or a committee thereof that has lending authority (with the interested party abstaining), and, in approving such loan, the directors must have examined a written financial statement unless the loan will be secured by liquid collateral worth at least 20% more than the loan amount.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

RATIFICATION OF THE APPOINTMENT OF STEGMAN &COMPANY AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2008 (Proposal 2)

Stockholders will also be asked to ratify the Audit Committee’s appointment of Stegman & Company to audit the books and accounts of the Company for the fiscal year ended December 31, 2008. Stegman & Company served as the Company’s auditing firm in 2007. Stegman & Company has advised the Corporation that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent public auditors. A representative of Stegman & Company is expected to be present at this year’s Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Stegman & Company as the Company’s independent registered public accounting firm for fiscal year 2008.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company during fiscal years 2007 and 2006:

	2007	2006
Audit Fees	$146,948	$129,810
Audit-Related Fees	6,993	6,467
Tax Fees	13,500	13,500
All Other Fees	-	-
Total	$167,441	$149,777

Audit Fees incurred in fiscal years 2007 and 2006 include charges for the examination of the consolidated financial statements of the Company, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting. Audit-Related Fees incurred in fiscal year 2007 and 2006 include charges related to the audit of the 401(k) and profit sharing plan. Tax Fees incurred in fiscal years 2007 and 2006 include charges primarily related to tax return preparation. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Stegman & Company.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2007 and 2006 services described above were pre-approved by the Audit Committee.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which contains audited financial statements for the year ended December 31, 2007, accompanies this Proxy Statement. This Form 10-K may also be obtained without charge by visiting the Company’s website (www.shbi.net) or upon written request to Carol I. Brownawell, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2009 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 26, 2008 (120 days before the date of mailing based on this year’s proxy statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Company’s By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2009 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than January 23, 2009 and no later than February 20, 2009 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the meeting requiring action of the stockholders. However, if any other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

By Order of the Board of Directors,

W. Moorhead Vermilye
President and CEO
March 26, 2008

APPENDIX A

Form of Proxy
SHORE BANCSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Shore Bancshares, Inc. (the “Company”) hereby appoints W. Moorhead Vermilye and Neil R. LeCompte, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned on March 13, 2008 at the Annual Meeting of Stockholders called to convene on Wednesday, April 23, 2008, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

1.	ELECTION OF DIRECTOR NOMINEES:

Class II (Terms expire in 2011)	☐	FOR ALL NOMINEES

Herbert L. Andrew, III Blenda W. Armistead Mark M. Freestate	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
Neil R. LeCompte F. Winfield Trice, Jr.	☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

2.	THE RATIFICATION OF APPOINTMENT OF STEGMAN & COMPANY AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2008:

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote “FOR” in Proposal 2.

3.	IN THEIR DISCRETION AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

If this proxy is properly executed, then all shares represented hereby will be voted in accordance with the instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted “FOR ALL NOMINEES” with respect to Proposal 1, FOR the ratification of appointment of Stegman & Company with respect to Proposal 2, and in the discretion of the proxy holders as to any other matter that may properly come before the meeting.

If you plan to attend the meeting, please designate the number that will attend [     ].

Dated __________________, 2008
Signature

Signature

Please sign as name(s) appear(s) on stock certificate. If jointly held, all owners must sign. Executors, administrators, trustees or persons signing in such capacity should so indicate.